EXHIBIT 3.4
GLOBAL NET LEASE, INC.
ARTICLES OF AMENDMENT
Global Net Lease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended by deleting therefrom in its entirety the first three sentences of Section 5.1 of Article V and inserting in lieu thereof three new sentences to read as follows:

“The total number of Shares that the Company shall have authority to issue is 166,670,000 shares, of which (i) 150,000,000 shall be designated as common stock, $0.01 par value per share (the “Common Shares”); and (ii) 16,670,000 shall be designated as preferred stock, $0.01 par value per share (the “Preferred Shares”). All shares shall be fully paid and nonassessable when issued. The aggregate par value of all authorized shares of stock having par value is $1,666,700.”

SECOND: The total number of shares of stock which the Company had authority to issue immediately prior to the foregoing amendment of the Charter was 116,670,000 shares of stock, consisting of 100,000,000 shares of common stock, $0.01 par value per share (the “Common Shares”), and 16,670,000 shares of preferred stock, $0.01 par value per share (the “Preferred Shares”). The aggregate par value of all authorized shares of stock having par value was $1,166,700.

THIRD: The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment of the Charter is 166,670,000 shares of stock, consisting of 150,000,000 Common Shares, and 16,670,000 Preferred Shares. The aggregate par value of all authorized shares of stock having par value is $1,166,700.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Company as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Company by the Charter and Section 2-105(a)(13) of the MGCL.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
-Signature page follows-

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its Chief Financial Officer, Treasurer and Secretary on this 27th day of February, 2019.

ATTEST:                        GLOBAL NET LEASE, INC.

/s/ Christopher J. Masterson                By: /s/James L. Nelson

Name: Christopher J. Masterson	Name: James L. Nelson

Title: Chief Financial Officer, Treasurer	Title: Chief Executive Officer and President
and Secretary